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                              CARNIVAL CORPORATION


CONTACT:  Tim Gallagher                                    FOR IMMEDIATE RELEASE

                    CARNIVAL EXECUTIVE UNDERGOES ANGIOPLASTY


         MIAMI(4/4/95)--Carnival Corporation (NYSE:CCL) announced today that Micky Arison, its Chairman and CEO, had successfully undergone an angioplasty that cleared a partially blocked artery to his heart. On Sunday, while on a business trip in London, England, Mr. Arison had suffered severe heart discomfort and was hospitalized. The company has been informed by Mr. Arison's doctors that they found no evidence that he suffered any damage to his heart.

         Mr. Arison is resting comfortably in the hospital and after a short period is expected to return to normal activity. Mr. Arison and the company's Vice Chairman, Howard Frank, were in London as part of a roadshow in connection with a secondary offering of 13.8 million shares of Class A common stock of Carnival owned by various Arison family trusts. The company indicated that it expects to re-schedule the balance of the roadshow in the very near future.
Mr. Frank said that, "Micky is fine and looks forward to returning to work as soon as possible." The company's annual shareholders meeting scheduled for April 17, 1995 in Miami, Florida will be held as planned.

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